UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):          November 29, 2006 (November 26, 2006)

Kenexa Corporation

(Exact Name of Issuer as Specified in Charter)

Pennsylvania	000-51358	23-3024013
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

(610) 971-9171

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On November 26, 2006, Kenexa Technology, Inc., a Pennsylvania corporation (“Kenexa Technology”) and a wholly-owned subsidiary of Kenexa Corporation, a Pennsylvania corporation (the “Company”), and Elliot H. Clark, Chief Operating Officer, Secretary and a director of the Company, entered into a separation agreement and general release (the “Separation Agreement”) whereby Mr. Clark resigned from his positions as an officer and a director of the Company and each of its subsidiaries, effective on the close of business on November 30, 2006 (the “Separation Date”).  Mr. Clark’s legal name is Eliot H. Chack, but he uses for business purposes and is known in the industry as Elliot H. Clark.

The Separation Agreement provides that Kenexa Technology shall continue to pay Mr. Clark’s base salary of $250,000 per year through November 29, 2008.  In addition, until May 29, 2010, the Company will provide Mr. Clark with continued participation in the medical insurance coverage plans of Kenexa Technology, or the economic equivalent of the employer portion of the premium for such plans.  Pursuant to the Separation Agreement, Mr. Clark is entitled to receive any amounts that would have been payable to him under the Company’s bonus plan had Mr. Clark remained employed with the Company through December 31, 2006.  In addition, previously unvested options to purchase 28,333 shares of the Company’s common stock held by Mr. Clark will become immediately exercisable, and all other unvested stock options granted to Mr. Clark by the Company will be forfeited on the Separation Date.

Also, pursuant to the Separation Agreement, Mr. Clark provided the Company and its subsidiaries and affiliates with a general release, and Mr. Clark agreed to certain restrictive covenants, including confidentiality and non-disparagement, and non-competition and non-solicitation for a period of two years after the Separation Date.

The description of the material terms of the Separation Agreement above is subject to the full term and conditions of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)         On November 26, 2006, 2006, the Company and Mr. Clark mutually agreed that Mr. Clark would resign as Chief Operating Officer, Secretary and director of the Company, effective on the close of business on November 30, 2006.  Mr. Clark’s resignation was not due to any disagreement with the Company.  Item 1.01 of this Current Report on Form 8-K contains a description of the material terms of the separation agreement and general release between Kenexa Technology and Mr. Clark that was entered into in connection with his resignation, which description is incorporated herein by reference.

(c)          Effective November 30, 2006, the board of directors of the Company appointed Troy A. Kanter as President and Chief Operating Officer of the Company.

Mr. Kanter, 39, joined the Company in 1997 and has served as president, Human Capital Management since 2003.  In May 2006, Mr. Kanter was elected to serve on the board of directors of the Company with a term expiring at the Annual Meeting of Shareholders in 2009.  From 1997 to 2003, Mr. Kanter served as the Company’s Executive Vice President—Sales and Business Development. From 1997 to 1999, he managed the Company’s HCM Consulting, Retention Services operations. From 1995 to 1997, Mr. Kanter was the president of Human Resources Innovations, Inc., a company he co-founded that provided employee survey research and consulting and which the Company acquired in 1997. From 1990 to 1994, Mr. Kanter was employed by The Gallup Organization, a provider of research, survey and HCM services, most recently serving as its vice president of client services. Mr. Kanter received a B.A. in Corporate Communications from Doane College.

The Company has not entered into an employment contract with Mr. Kanter, and the Company has not amended or supplemented Mr. Kanter’s compensation in connection with his appointment.  There is no family relationship between Mr. Kanter and any of the executive officers or directors of the Company.  In addition, Mr. Kanter is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

The Company’s press release dated November 27, 2006 announcing the resignation of Mr. Clark and the appointment of Mr. Kanter as described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1                           Separation Agreement by and among Kenexa Technology, Inc., and Eliot Chack (a/k/a Elliot H. Clark), dated November 26, 2006.

99.1                           Press Release, “Kenexa Appoints Troy Kanter to President and Chief Operating Officer,” dated November 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2006	By:	/s/ DONALD F. VOLK
Donald F. Volk
Chief Financial Officer

EXHIBIT INDEX

10.1                           Separation Agreement by and among Kenexa Technology, Inc., and Eliot Chack (a/k/a Elliot H. Clark), dated November 26, 2006.

99.1                           Press Release, “Kenexa Appoints Troy Kanter to President and Chief Operating Officer,” dated November 27, 2006